SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):    January 8, 2003

Global Crossing Ltd.
(Exact name of registrant as specified in its charter)

BERMUDA	001-16201	98-0189783

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

WESSEX HOUSE, 45 REID STREET, HAMILTON HM12, BERMUDA

(Address of principal executive offices) (Zip Code)

(441) 296-8600

(Registrants’ telephone number, including area code)

N/A
(former name or former address, if changed since last report)

ITEM 4.    CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

As previously announced, in June 2002 Arthur Andersen (“Andersen”) informed Global Crossing Ltd. (the “Company”) and the Audit Committee of its Board of Directors that Andersen’s conviction for obstruction of justice would effectively end the firm’s audit practice and, as a result, Andersen expected that it would cease practicing before the Securities and Exchange Commission (the “SEC”) by August 31, 2002. Andersen has ceased such practice and, as a result, Andersen is unable to perform the audit and provide an audit report with respect to the Company’s financial statements for the year ended December 31, 2001.

Andersen’s audit report on the Company’s financial statements for the 2000 fiscal year did not contain an adverse opinion or disclaimer of opinion nor were such financial statements qualified or modified as to uncertainty, audit scope or accounting principles. Except as set forth below, during the Company’s 2000 and 2001 fiscal years and the subsequent interim period through the date hereof, there has been no disagreement between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

As previously announced, in August 2001 the Company received a letter from Roy Olofson, who was at that time a vice president-finance of the Company. Mr. Olofson’s letter raised concerns about certain accounting and financial reporting matters. The Company first disclosed to Andersen the existence of Mr. Olofson’s letter on January 28, 2002 and provided a copy of the letter to Andersen on January 29, 2002. Shortly thereafter, Andersen informed the Audit Committee that Mr. Olofson’s letter contained allegations that, in its view, indicated that an illegal act may have occurred. At the request of the Audit Committee and Andersen, the Company formed a special committee of independent directors to investigate the matter. The investigation of the special committee is ongoing, as are investigations into this and related matters by the Los Angeles office of the SEC and other governmental authorities.

On October 21, 2002, the Company announced that it will restate certain financial statements contained in filings previously made with the SEC. The Company’s restatements will record exchanges between carriers of leases of telecommunications capacity at historical carryover basis, pursuant to Accounting Principles Board Opinion No. 29 (“APB No. 29”), resulting in no recognition of revenue for such exchanges. The Company had previously relied on guidance provided by Andersen during the periods subject to restatement. The SEC staff, however, has advised the Company that its previous accounting for these exchanges did not comply with GAAP, and that financial statements materially affected by accounting for the exchange transactions at historical carryover basis must be restated. The impact of this restatement is discussed in the Company’s Monthly Operating Report for the month of October previously filed with the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Andersen has notified the Company that it does not agree with the interpretation of APB No. 29 that requires the restatement.

On November 27, 2002, the Company’s court-appointed Examiner and the Audit Committee of the Board of Directors filed an Application with the Bankruptcy Court to retain Grant Thornton LLP (“GT”) as the independent auditors of the Company effective as of November 25, 2002. The Bankruptcy Court approved this application on December 11, 2002 and an engagement letter formalizing GT’s appointment was executed on January 8, 2003. The engagement of GT was recommended and approved by the Audit Committee of the Board of Directors of the Company.

The Audit Committee has previously discussed with Andersen the Company’s delay in disclosing to Andersen the existence of Mr. Olofson’s letter and the accounting issues associated with sales and exchanges of telecommunications capacity and services. The Company has authorized Andersen to respond fully to the inquiries of Grant Thornton LLP concerning these subjects.

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ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

In response to requests by the Company, Andersen has indicated that it will not provide a letter to the Securities and Exchange Commission as required by Item 304(a)(3) of Regulation S-K. The Company is, therefore, not able to attach such letter as an exhibit to this Current Report and is relying on Item 304T(b)(2) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL CROSSING LTD.

By:	/S/ DAN J. COHRS
Dan J. Cohrs Executive Vice President and Chief Financial Officer

Dated: January 15, 2003

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